Exhibit 99.1

                     NMS Communications to Restate Q2 2005;
                      Company Reaffirms Guidance for 2005



    FRAMINGHAM, Mass.--(BUSINESS WIRE)--Oct. 17, 2005--NMS Communications (NASDAQ: NMSS) today announced that it will restate its financial statements for the second quarter of 2005 (which ended on June 30, 2005) due to a revenue recognition error in the approximate amount of $500,000.
    The error is related to the sale to one customer of the company's MyCaller(TM) ringback offering that was recorded in Q2. The Company recently concluded that full customer acceptance did not occur in Q2. Accordingly, revenue in the second quarter was about $500,000 less, and operating profit and net income were about $250,000 less, than previously reported. We expect to record approximately $415,000 of the revenue and $205,000 of the earnings in the company's Q3 results, and approximately $85,000 of the revenue and $45,000 of the earnings in Q4. As a result, previously issued financial statements for the second quarter of 2005 should not be relied upon.
    The error was recently discovered by NMS' Finance group and promptly reported to the Audit Committee of the Board of Directors and to the company's independent registered public accounting firm. The error was the result of a material weakness in internal controls and procedures over the recording of revenue in accordance with Generally Accepted Accounting Principles. The Audit Committee has hired outside experts to investigate the error and to determine whether other accounting errors have been made. The investigation is underway.
    Subject to any changes resulting from the investigation, the company reaffirmed its previously issued guidance of annual revenues of $105 million to $110 million and earnings per share from $0.00 to $0.05. The company plans to announce its final Q3 2005 results on November 1, 2005 as previously announced and, pending the completion of the investigation referred to above, to file a restated Q2 10Q and its Q3 2005 10Q on a timely basis.
    NMS Communications' management will host a conference call on Tuesday, October 18, 2005, at 8:30 a.m. ET to discuss the restatement of financial results for Q2 2005. The conference call will be available live via the Internet by accessing the NMS web site at http://www.nmscommunications.com under the Investor Relations section. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software. The webcast is also being distributed using CCBN's Investor Distribution Network to both institutional investors at StreetEvents (www.streetevents.com) and individual investors at www.companyboardroom.com.
    A replay will be available on the website www.nmscommunications.com. Access the Investor section of our website and click on Audio and Video Archives, or you may listen to the replay by calling 201-612-7415 and entering the account #8039 and conference ID # 173358. The replay will be available from 11:30 a.m. ET, October 18, 2005 through 12:00 p.m., October 25, 2005.

    About NMS Communications

    NMS Communications (NASDAQ: NMSS) is a leading provider of technologies and solutions for mobile applications and infrastructure. Visit www.nmscommunications.com for more information.
    Statements in this document expressing the beliefs and expectations of management regarding the future, including management's expectations concerning future financial results and the timing of its future disclosure of actual results, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's expectations as of the date of this document and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to risks and uncertainties including, but not limited to, the outcome and time needed for conclusion of the Audit Committee's investigation, uncertainty in communications spending, the implementation of the Company's strategic repositioning and market acceptance of the Company's new solutions strategy, quarterly fluctuations in financial results, the Company's ability to exploit fully the value of its technology and its strategic partnerships and alliances, the availability of products from the Company's contract manufacturer and product component vendors and other risks. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the year ended December 31, 2004. In addition, while management may elect to update forward-looking statements at some point in the future, management specifically disclaims any obligation to do so, even if its estimates change. Any reference to our website in this press release is not intended to incorporate the contents thereof into this press release or any other public announcement.
    NMS Communications and MyCaller are trademarks of NMS Communications Corporation. All other product or corporate references may be trademarks or registered trademarks of their respective companies.



    CONTACT: NMS Communications
             Herb Shumway, +1-508-271-1481
             Chief Financial Officer
             Herb_Shumway@nmss.com